As filed with the Securities and Exchange Commission on July 27, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Brooke Corporation

(Exact name of registrant as specified in its charter)

Kansas	6411	48-1009756
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

(913) 661-0123

(Address including zip code, area code and

telephone number, of Registrant’s principal executive offices)

Robert D. Orr

Chairman of the Board and Chief Executive Officer

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

(913) 661-0123

(Name, address, including zip code, area code

and telephone number of agent for service)

With copies sent to:

Robert J. Ahrenholz, Esq. Kutak Rock LLP 1801 California Street, Suite 3100 Denver, Colorado 80202 (303) 297-2400	Anita F. Larson, President Brooke Corporation 10950 Grandview Drive, Suite 600 Overland Park, Kansas 66210 (913) 661-0123

Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value per share	1,500,000	$12.81	$19,215,000	$589.90
Common Stock, $0.01 par value per share, issuable upon exercise of warrants	750,000	$12.81	$9,607,500	$294.95
TOTAL:	2,250,000	$12.81	$28,822,500	$884.85

(1)

Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover or to proportionally reduce, as applicable, an indeterminate number of shares of common stock of the Registrant issuable in the event the number of shares of the Registrant is increased, or reduced, as applicable, by reason of any stock split, reverse stock split, stock dividend or other similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), on the basis of the average of the high and low prices of the Registrant’s common stock as reported by the NASDAQ Global Market on July 20, 2007.

(3)	Registration fee calculations are based on the filing fee of $30.70 per $1,000,000 of securities registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Our selling stockholders may not sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 27, 2007

PROSPECTUS

Brooke Corporation

Offering of 2,250,000 shares of common stock, including:

• 750,000 shares issuable upon exercise of warrants

All of our common stock offered by this prospectus is offered from time to time by the selling stockholders identified in this prospectus. These shares of common stock may be sold at fixed prices, prevailing market prices determined at the time of sale, varying prices determined at the time of sale or at negotiated prices. We will not receive any proceeds from the sale of our common stock offered by the selling stockholders. The shares of common stock that are being offered by this prospectus are issuable upon exercise of warrants owned by the selling stockholders identified later in this prospectus.

Our common stock is quoted on the NASDAQ Global Market under the symbol “BXXX.” On July 25, 2007, the last reported sale price of our common stock on the NASDAQ Global Market was $12.66 per share.

Investing in our common stock involves a high degree of risk. See “RISK FACTORS” beginning on page 5 to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2007.

You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we are filing with the SEC using the SEC’s shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the stockholders identified later in this prospectus may sell, from time to time, the securities covered in this prospectus in one or more offerings. The shares covered by this prospectus include 1,500,000 shares of common stock and 750,000 shares of common stock issuable upon the exercise of warrants.

A prospectus supplement may include additional risk factors or other special considerations applicable to these securities. Any prospectus supplement may also add, update, or change information in this prospectus. We recommend that you carefully read this entire prospectus, especially the section entitled “Risk Factors” beginning on page 5, together with any supplements before making a decision to invest in our common stock. You should also carefully read the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” before buying our securities.

FORWARD-LOOKING STATEMENTS

We caution you that this prospectus includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that act. Among other things, these statements relate to our financial condition, results of operations and business. These forward-looking statements are generally identified by the words or phrases “would be,” “will allow,” “expect to,” “intend to,” “will continue,” “is anticipated,” “estimate,” “plan,” “may,” “believe,” “implement,” “build,” “project” or similar expressions and references to strategies or plans.

While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date that we make them. Forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Actual results may differ materially from those contained in or implied by these forward-looking statements for a variety of reasons. These risks and uncertainties are discussed in more detail under “Risk Factors” in this prospectus and include, but are not limited to:

• A significant part of our business strategy involves adding new franchise locations and originating new loans and our failure to grow may adversely affect our business, prospects, results of operations and financial condition.

• Our borrowers’ financial performance may adversely affect their ability to repay amounts due to us.

• Our financial condition could be adversely affected if we are unable to fund our loans through sales to third parties.

• We may not be able to secure the lines of credit and additional sources of funding necessary to accommodate our growth.

• We make certain assumptions regarding the profitability of our securitizations, loan participations, warehouse lines of credit and other funding vehicles which may not prove to be accurate.

• The value of the collateral securing our loans may be adversely affected by our borrowers’ actions.

• Potential litigation and regulatory proceedings regarding commissions, fees, contingency payments, profit sharing and other compensation paid to brokers or agents could materially adversely affect our financial condition.

• We may be required to repurchase loans sold with recourse or make payments on guarantees.

• We are dependent on key personnel.

• Efforts to comply with the Sarbanes-Oxley Act will entail significant expenditures; non-compliance with the Sarbanes-Oxley Act may adversely affect us.

• We may not be able to accurately report our financial results or prevent fraud if we fail to maintain an effective system of internal controls over financial reporting.

• We compete in highly regulated industries, which may result in increased expenses or restrictions in our operations.

• Pending transactions involving our subsidiaries may not close or close when expected.

• Changes in economic, political and regulatory environments, governmental policies, laws and regulations, including changes in accounting policies and standards and taxation requirements (such as new tax laws and new or revised tax law interpretations) could materially adversely affect our operations and financial condition.

In connection with our recent private placement transaction, which is discussed in more detail under “PROSPECTUS SUMMARY – Private Placement of Units” there are additional factors that could cause actual results to differ from those indicated in the forward-looking statements. Such factors, among others, include the uncertainties associated with the number of shares of common stock actually issued as a result of the exercise of the warrants, uncertainties associated with the use of proceeds from the recent sale of the common stock and the warrants, uncertainties associated with adjustments, conditions, restrictions and protections included in the terms of the agreements, the warrants and other documents related to the sale of the common stock and the warrants and related transactions.

We expressly disclaim any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in our views or expectations, or otherwise. We make no prediction or statement about the market performance of our shares of common stock.

PROSPECTUS SUMMARY

The following summary provides an overview of selected information and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. Therefore, you should also read the more detailed information set out in this prospectus, including the risk factors and the consolidated financial statements and related notes included in or incorporated by reference into this prospectus. In this prospectus, unless the context requires otherwise or unless as otherwise expressly stated, references to “we,” “our,” “us,” “the Company,” and “Brooke” refer collectively to Brooke Corporation and its subsidiaries.

The Company

General

Brooke Corporation was incorporated as a Kansas corporation on January 22, 1986 under the name of Brooke Financial Services, Inc. We subsequently amended our articles of incorporation, changing our name to Brooke Corporation. Our principal executive offices are located at 10950 Grandview Drive, Suite 600, Overland Park, Kansas 66210. Our telephone number is (913) 661-0123. We maintain a site on the World Wide Web at www.brookeagent.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our common stock. Until June 28, 2007, we were a controlled company because Brooke Holdings, Inc., Robert D. Orr, Leland G. Orr, Michael S. Lowry, Anita F. Larson and Kyle L. Garst, together then owned approximately 51% of our outstanding common stock, and have orally agreed to vote their shares of common stock together as a group. As a result of the private placement described below, this group now owns approximately 45% of our outstanding common stock as of July 20, 2007 and, therefore, we are no longer a controlled company. We are a holding company that owns, directly or indirectly through another subsidiary, 100% of the ownership of all our subsidiaries, except for Brooke Capital Corporation of which the Company owns approximately 55% and Brooke Credit Corporation of which the Company owns approximately 62%. Our primary business operations are conducted through our subsidiaries.

Description of Business

We are a franchise business with a network of more than 800 franchised locations. Our franchisees sell property and casualty insurance, and other services to individuals and small businesses. We provide our franchisees with wealth creation opportunities associated with independent business ownership, while offering operational assistance more typical of a large insurance distribution company. In exchange for initial franchise fees and a share of ongoing revenues, Brooke Franchise Corporation provides Brooke franchise agencies with access to the products of many leading insurance companies, marketing assistance and administrative support. To support our franchise business, we have developed and/or invested in Brooke Credit Corporation to lend to our franchisees to fund the acquisition of franchises or the start up of new franchises, Brooke Brokerage Corporation to serve as a wholesale insurance broker for our franchisees with respect to hard-to-place and niche insurance, and both Brooke Savings Bank, a federal savings bank, and Brooke Capital Corporation, a life insurance holding company, to enable our franchisees to complement the property and casualty insurance products that they sell with the ability to offer bank, life insurance and annuity products and services to their customers. We also conduct limited self-insurance operations through our Bermuda captive insurance companies.

The Offering

This offering includes 2,250,000 shares of our common stock, including 750,000 shares issuable upon the exercise of warrants owned by the stockholders identified later in this prospectus.

The stockholders identified later in this prospectus may offer its shares from time to time through one or more underwriters, brokers or dealers on the NASDAQ Global Market at market prices prevailing at the time of sale, in one or more negotiated transactions acceptable to such stockholders or in private transactions. Our common stock is quoted on the NASDAQ Global Market under the symbol “BXXX.”

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock offered by this prospectus. Some of the shares of common stock that are being offered by this prospectus are issuable upon exercise of warrants owned by the stockholders identified later in this prospectus. We will receive proceeds from the exercise, if any, of these warrants. See “USE OF PROCEEDS” for more information.

Private Placement of Units

On June 28, 2007, we entered into a Securities Purchase Agreement with institutional investors, pursuant to which we offered and sold units consisting of (i) 1,500,000 shares of the Company’s common stock, and (ii) warrants to purchase 750,000 shares of the Company’s common stock at an exercise price per share of $16.20 (subject to certain anti-dilution adjustments). The units were sold in a private placement transaction exempt from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. We raised approximately $18.9 million in cash, net of placement agent and legal fees, in the private placement. We used the proceeds received from the private placement to repay indebtedness.

In connection with the private placement, we entered into a Registration Rights Agreement with the investors, pursuant to which we are filing the registration statement of which this prospectus is a part with the SEC to register for resale the shares of common stock and the shares of common stock issuable upon exercise of the warrants, of the selling stockholders identified later in this prospectus.

The warrants set forth the voting powers, designation, exercise rights, preferences, limitations, restrictions and relative rights of the warrants and the holders of the warrants issued in the private placement. The warrants are also entitled to anti-dilution protections. The warrants issued to the investors are identical in all material regards except that one investor received a warrant with a provision that limits the investor’s ability to exercise such warrant to the extent that such exercise would cause the investor’s beneficial ownership in the Company to exceed 4.99%, provided that it may waive the 4.99% provision with 61 days’ prior notice to the Company; and one investor received a warrant with a provision that limits the investor’s ability to exercise such warrant to the extent that such exercise would cause the investor’s beneficial ownership in the Company to exceed 9.99%, provided that it may waive the 9.99% provision with 61 days’ prior notice to the Company.

At any point beginning two years from June 28, 2007 after which the volume weighted average trading price per share of the common stock over any 20 consecutive trading day period shall have been equal to at least 150% of the exercise price of the warrants, the Company may provide written notice to the investor of the Company’s desire to call the outstanding warrants, in which case such warrants will expire if not exercised within ten business days. The Company may not call the warrants unless certain conditions have been satisfied, including, among other conditions, the registration statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all registrable securities in accordance with the terms of the Registration Rights Agreement and the common stock is designated for quotation on a trading market and shall not have been suspended from trading on such exchange of market (other than suspensions of not more than two days occurring due to business announcements by the Company) nor shall proceedings for such delisting or suspension by such exchange or market have been commenced, threatened or pending.

Risk Factors

Your investment in our common stock offered by this prospectus involves a high degree of risk. See “RISK FACTORS” beginning on page 5.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in or incorporated by reference into this prospectus, including our financial statements and related notes, in evaluating an investment in our common stock. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. The trading price of our common stock also could decline as a result of one or more of these risks occurring, and you may lose all or part of your investment.

Risks Related to Brooke Corporation

A significant part of our business strategy involves adding new franchise locations, originating new loans, and providing collateral preservation services, and our failure to grow may adversely affect our business, prospects, results of operations and financial condition.

Our expansion strategy consists principally of adding new franchise locations, originating new loans, and providing collateral preservation services for such loans. Our continued growth is dependent upon a number of factors, including the availability of adequate financing and suitable franchise locations on acceptable terms, experienced management employees, the ability to obtain required government permits and licenses and other factors, some of which are beyond our control. In addition, we compete for acquisition and expansion opportunities with entities that have substantially greater resources than us. We cannot assure you that we will be able to continue to provide effective collateral preservation services or grow our business successfully through adding new franchise locations or by growing the operations of existing franchisees. Our failure to grow could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our borrowers’ financial performance may adversely affect their ability to repay amounts due to us, which could result in increased credit losses.

We have credit exposure with respect to loans made to our franchisees and other borrowers and with respect to our franchisees’ monthly statement balances. We lend money to our franchisees, other insurance agencies and funeral home owners to start up or acquire businesses and we may assist these borrowers by loaning working capital. In addition, we assist our franchisees by financing long-term producer development, cyclical fluctuations of revenues, receivables and payables. We make loans to help our franchisees with monthly fluctuations of revenues and record these advances on our franchisees’ monthly statements. We also grant temporary extensions of due dates for franchisee statement balances owed by franchisees to us. To fund long-term producer development of our franchisees, including hiring and training costs, we also extend credit to our franchisees which we refer to as “non-statement balances.” Our franchisees and other borrowers depend on commission income to pay amounts due to us in respect of their loans, in respect of their statement balances, and in respect of their non-statement balances used to finance long-term producer development. If our franchisees and other borrowers are not successful, our franchisees may be unable to pay statement or non-statement balances to us and our borrowers may be unable to repay their loans, any of which would have a detrimental effect on us. As of June 30, 2007, franchise statement balances totaled approximately $6.6 million, of which approximately $5.9 million we identified as “watch” balances, because the balances were not repaid in full at least once in the previous four months. Non-statement balances as of June 30, 2007 totaled $9.9 million owed to us by our franchisees.

Our credit loss reserves are determined primarily by our watch statement balances. Other factors we consider in determining credit loss reserves are statement loss experience, management’s evaluation of the potential for future losses and management’s evaluation of the potential for future recoveries. We may not be able to accurately predict credit losses and, as a result, the amount we have budgeted for credit losses may not be sufficient to cover future losses, in which case, our financial condition and results of operations will be adversely affected. For example, in a securitization, participation or warehouse sale transaction, we may recognize a gain on sale resulting from related retained interest and/or servicing rights when we sell the assets. The value assigned to the retained interest and/or servicing asset depends upon certain assumptions we make about future performance of the sold loans, including the level of credit losses. If actual credit losses differ from the original assumptions, the value of the retained interest and/or servicing asset may decrease materially. In addition, our borrower’s adverse financial performance may result in a downgrade or withdrawal of ratings given to securities previously issued in our securitizations, or keep us from getting favorable ratings on future securitized pools of our loans.

The ability of our borrowers to repay loans made to them by Brooke Credit may be adversely affected by an increase in market interest rates, which could result in increased credit losses.

Loans made to our franchisees and other borrowers by Brooke Credit typically bear interest at a variable or floating interest rate. To the extent that market interest rates increase, our borrowers may be unable to make debt service payments. As a result, an increase in market interest rates will increase the risk of default on the loans made by us. The risk associated with rising interest rates will increase with respect to our insurance agency borrowers if coupled with a flattening or decreasing of property and casualty insurance premiums, and thus commissions. As well, an increase in interest rates could cause certain insurance companies to reduce their premium rates in an effort to sell more insurance and invest the resulting premiums in fixed-income securities to get the benefit of these higher rates. In such event, the amount of commissions our franchisees and other insurance agency borrowers earn could be adversely affected, further increasing the risk of default on loans made by us to these borrowers.

Our financial condition could be adversely affected if we are unable to fund our loans through sales to third parties.

In an effort to broaden our funding sources and to provide an additional source of liquidity, we have sold participation interests in our loans and have accessed, and intend to attempt to continue to access, the asset-backed securitization and warehouse funding markets.

Under a typical asset-backed securitization, we sell a “pool” of secured loans to a special-purpose entity, generally a limited liability company. The special-purpose entity, in turn, typically issues securities that are collateralized by the pool and the holders of the securities are entitled to participate in certain pool cash flows. Several factors will affect our ability to sell participation interests in our loans, to fund our financing through warehouse facilities, and to complete securitizations, including:

•	conditions in the securities markets, generally;

•	conditions in the asset-backed securities markets;

•	the credit quality and performance of our financial instruments and loans;

•	our ability to adequately service our financial instruments and loans;

•	our ability to monitor our borrowers and to implement collateral preservation; and

•	the absence of any downgrading or withdrawal of ratings given to securities previously issued in our securitizations.

We make certain assumptions regarding the profitability of our securitizations, participations, warehouse lines and other funding vehicles, which may not prove to be accurate.

In a securitization, participation or warehouse sale transaction, we may recognize a gain on sale resulting from related retained interest and/or servicing rights when we sell the assets. The value assigned to the retained interest and/or servicing asset depends upon certain assumptions we make about future performance of the sold loans, including the level of credit losses and the rate of prepayments. If actual credit losses or prepayment rates differ from the original assumptions, the value of the retained interest and/or servicing asset may decrease materially. For example, Brooke Credit recorded an impairment loss of $329,000 for the year ended December 31, 2006. We also make certain assumptions with respect to the discount rate. The value of the retained interest and/or servicing asset may also decrease materially as a result of changes in market interest rates. For example, as a result of the change in discount rate, we recorded an unrealized loss, net of taxes of $91,000, on the retained interest for the year ended December 31, 2005.

In addition, changes in the volume of loans sold due to our inability to access the asset-backed securitization markets, or other funding sources, could have a material adverse effect on our business, financial condition and results of operations. Decreases in the value of the retained interests and/or servicing asset in securitizations or warehouses that we have completed or loan participations we have sold due to market interest rate fluctuations or higher than expected credit losses on prepayments also could have a material adverse effect on our business, financial condition and results of operations.

The value of the collateral securing our loans to borrowers may be adversely affected by our borrowers’ actions.

We make loans to franchisees, other insurance agency borrowers, funeral home owners, and other borrowers primarily for the purpose of allowing them to acquire businesses. These loans are secured by assets relating to a borrower’s business. These assets in most cases are intangible, and the value of these assets may rapidly deteriorate if our borrowers do not adequately serve their customers or if the products and services they offer are not competitively priced. Reduction in the value of such assets could result in these loans being inadequately secured, which could adversely affect us in the event of a default on these loans. Increases in credit losses in connection with loans where we have retained credit exposure could decrease the value of our assets and the net income and cash available to us.

Carrier override and contingent or profit sharing commissions are difficult to predict, and any decrease in our receipt of such payments will adversely affect us.

We derive a portion of our revenues from carrier override and contingent or profit sharing commissions based upon the terms of the contractual relationships between our insurance companies and us. Carrier override commissions are commissions paid by insurance companies in excess of the standard commission rates on specific classes of business. These amounts may be, but are not always, contingent on achieving a specific premium volume or profitability of the business. Contingent or profit sharing commissions are commissions paid by insurance companies based on the estimated profit that the companies make on the overall volume of business that we place with such companies. We generally receive these contingent commissions in the first and second quarters of each year. We do not account for carrier overrides separately. However, contingent or profit sharing commissions accounted for approximately three and five percent of our total revenues for the year ended December 31, 2006, and the six month period ended June 30, 2007, respectively.

Due to the nature of these commissions, it is difficult for us to predict their payment. Increases in loss ratios experienced by insurance companies will result in a decreased profit to them and may result in decreases in payments of contingent or profit sharing commissions to us. Furthermore, we have no control over insurance companies’ ability to estimate loss reserves, which affects our profit sharing calculation. In addition, tightening of underwriting criteria by certain insurance companies, due in part to high loss ratios, may result in a lower volume of business that we are able to place with them. Our company override and contingent or profit sharing commissions affect our revenues, and decreases in their payment to us may have an adverse effect on our results of operations.

Potential litigation and regulatory proceedings regarding commissions, fees, contingency payments, profit sharing and other compensation paid to brokers or agents could materially adversely affect our financial condition.

The insurance industry has in recent years come under a significant level of scrutiny by various regulatory bodies, including state Attorneys General and the departments of insurance for various states, with respect to contingent compensation and other volume or profit based compensation arrangements. Attorneys General have issued subpoenas to various insurance brokerages and insurance companies. Certain of these investigations have led to complaints being filed against brokerages and insurance companies and some brokerages and insurance companies have stated that they will discontinue accepting or making, respectively, volume based and profit based payments. In addition to government investigations, class action lawsuits relating to these business practices have been filed against various members of the insurance industry. Negative publicity associated with these investigations, lawsuits and resulting settlements have precipitated increased volatility in the prices of securities issued by companies throughout the insurance industry. We received inquiries from departments of insurance which were related to such compensation arrangements or were related to unethical or unlawful sales practices. These inquiries were not related to specific or general allegations of wrongdoing on our behalf. Rather, these inquiries were sent to numerous agents and brokers based upon their status as a licensed agent or broker, the volume of business they produce or other factors unrelated to allegations of wrongdoing. We cannot predict whether we will receive further inquiries or will receive subpoenas, or will become subject to investigations, regulatory actions, proceedings or lawsuits. The outcome of any such subpoena, investigation, regulatory action, proceeding or lawsuit could have a material adverse effect on our business or financial condition.

The insurance industry has also recently come under a significant level of scrutiny by consumer advocacy groups, and certain media reports have advocated governmental action with respect to contingent and other volume or profit based compensation arrangements. The consumer groups and media reports typically characterize these payments as creating an unacceptable conflict of interest and adding an unnecessary or even unfair consumer cost. If negative characterizations of such compensation arrangements become accepted by consumers, this could have a material adverse effect on the demand for our franchisees’ products and services and could materially adversely affect our results of operations and financial condition. Negative perception of such compensation arrangements or other activities could also result in us being subject to more restrictive laws and regulations as well as increased litigation, which may increase further our costs of doing business and adversely affect our profitability by impeding our ability to market our products and services, requiring us to change our marketing practices, products or services and increasing the regulatory burdens under which we operate.

Our business is dependent on the cyclical pricing of property and casualty insurance, which may adversely affect our franchisees’ performance and, thus, our financial performance.

Our franchisees and other borrowers are primarily engaged in insurance agency and brokerage activities and derive revenues from commissions paid by insurance companies, which commissions are based in large part on the amount of premiums paid by their customers to such insurance companies. In turn, we earn fees from our franchisees based upon the amount of such commissions payable by insurance companies, which fees make up a substantial portion of our revenues. Neither we nor our franchisees or other insurance agency borrowers determine insurance premiums. Premium rates are determined by insurers based on a fluctuating market. Historically, property and casualty insurance premiums have been cyclical in nature, characterized by periods of severe price competition and excess underwriting capacity, or soft markets, which generally have an adverse effect upon the amount of commissions earned by our franchisees or other insurance agency borrowers, followed by periods of high premium rates and shortages of underwriting capacity, or hard markets. The current insurance market generally may be characterized as “soft,” with a flattening or decreasing of premiums in most lines of insurance. As insurance carriers continue to outsource the production of premium revenue to independent brokers or agents, such as our franchisees, those insurance carriers may seek to reduce further their expenses by reducing the commission rates payable to such brokers or agents. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine the profitability of our franchisees and other insurance agency borrowers, and our profitability. A reduction in commission rates may significantly undermine our borrowers’ ability to repay loans to us. Because we do not determine the timing and extent of premium pricing changes, we cannot accurately forecast our commission revenues, including whether they will significantly decline. As a result, our budgets for future acquisitions, capital expenditures, credit loss reserves, dividend payments, loan repayments and similar items may have to be adjusted to account for unexpected changes in revenues.

We may not be able to successfully convert new franchises.

Our ability to successfully identify suitable acquisition candidates, complete acquisitions, convert acquired businesses into our franchisees, and expand into new markets will require us to continue to implement and improve our operations, financial and management information systems. Our new franchises may not achieve levels of revenue, profitability, or productivity comparable to our existing franchises, or otherwise perform as expected. In addition, when we make an acquisition and effect a conversion, we are subject to a number of special risks, such as entry into unfamiliar markets and unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on our results of operations and financial condition.

We may be required to repurchase loans sold with recourse or make payments on guarantees.

In some instances, Brooke Credit has sold loans to investors with full or partial recourse. For example, we may be obligated to repurchase a loan that is underperforming and for which the collateral values upon liquidation would not be sufficient to cover the balance of our loan. In the event of liquidation, we could suffer a credit loss which would decrease the value of our assets and the net income and cash available to us. Likewise, if we have guaranteed the performance of a loan we have sold to a third party, in the event of default under such a recourse loan, we may be required to pay the third party all or a part of the principal amount of such loan not recovered through the liquidation of the assets securing the loan. In the event we are required to make payments to a third party on a recourse loan, we could suffer a credit loss which would decrease the value of our assets and the net income and cash available to us.

In addition, in connection with our activities of matching business purchasers and sellers, we have sometimes guaranteed payments from purchasers to sellers, which may adversely affect us in the event such a purchaser defaults on its obligations to such a seller.

We will be adversely affected if we do not have alternative sources of funds to repay our obligations as they mature.

Loans made by Brooke Credit are usually amortized for a period of between twelve years and fifteen years. We have funded a portion of our loan portfolio with funding facilities which will require all or partial repayment by us prior to the time that loans made by us are scheduled to be repaid, and we will be adversely affected if we do not have alternative sources of funds to repay these obligations as they mature. For example, Brooke Credit has funded certain of its loans through a warehouse facility that matures in 2009. In the event we are unable to find permanent financing for the loans in this warehouse facility or refinance this warehouse obligation on or prior to its maturity, Brooke Credit could be declared in default under the terms of the loan documents. As a result of the default, our cost of funds could increase and our cash flows from the facility could be reduced. In addition, a default under our obligations to the warehouse lender would constitute an event of default under certain other obligations we have outstanding which could result in the acceleration of such obligations. Brooke Credit may not be able to repay these other obligations if accelerated. Furthermore, a default in our obligations to our warehouse lender may cause other funding sources to cease financing our lending activities which would inhibit our growth.

We are dependent on key personnel.

We are dependent upon the continued services of senior management, particularly the services of Robert D. Orr, Leland G. Orr, Michael S. Lowry, Kyle L. Garst and Anita F. Larson. We have entered into an employment agreement with each of them. The loss of the services of any of these key personnel, by termination, death or disability, or our inability to identify, hire and retain other highly qualified personnel in the future, could have a material adverse effect on us. We currently do not maintain key employee insurance with respect to any of our officers or employees.

With our method of funding our loans, our leverage may increase.

If we fund more of our loans with our cash or warehouse facilities that do not qualify as true sales pursuant to the criteria established by SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” our current liabilities will increase. Our network of participating lenders and other business partners may become uncomfortable with such an increase in current liabilities and may cease funding our lending activities or cease funding them on favorable terms. As a result, we may not be able to sell loans we originate on terms acceptable to us or at all, which could hinder our ability to make the number of loans we desire and reduce the profitability of loans we originate.

Our business, results of operations, financial condition or liquidity may be materially adversely affected by errors and omissions.

Our franchisees are subject to claims and litigation in the ordinary course of business resulting from alleged errors and omissions. Because we are agent of record on policies written through our franchisees, claims against our franchisees may also allege liability against us for all or part of the amounts in question. Claimants may seek large damage awards and these claims may involve potentially significant defense costs. Errors and omissions could include, for example, our employees or sub-agents failing, whether negligently or intentionally, to place coverage or to notify insurance companies of claims on behalf of clients, to provide insurance companies with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients. It is not always possible to prevent and detect errors and omissions and the precautions we take may not be effective in all cases. While most of the errors and omissions claims made against us have been covered by our professional liability insurance, subject to our self-insured deductibles, our results of operations, financial condition or liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

Termination of our professional liability insurance policy would adversely impact our financial prospects and our ability to continue our relationships with insurance companies.

Without professional liability insurance, it is unlikely that we would be able to continue our relationships with insurance companies, which would adversely impact our financial prospects. Although we have an acceptable claims history, there can be no assurance that we will be able to maintain our professional liability insurance and in the event of the termination or non-renewal of our professional liability insurance policy, we may be unable to acquire this insurance on acceptable terms, or at all.

Efforts to comply with the Sarbanes-Oxley Act will involve significant expenditures; non-compliance with the Sarbanes-Oxley Act may adversely affect us. If we fail to maintain an effective system of internal controls over financial reporting in accordance with the Sarbanes-Oxley Act, we may not be able to accurately report our financial results or prevent fraud.

The Sarbanes-Oxley Act of 2002 that became law in July 2002 and rules subsequently implemented by the Securities and Exchange Commission and NASDAQ require changes to some of our accounting and corporate governance practices, including the requirement that we issue a report on our internal controls as required by Section 404 of the Sarbanes-Oxley Act. We expect to be required to comply with Section 404 of the Sarbanes-Oxley Act with respect to the year ending December 31, 2007. We expect these rules and regulations to continue to increase our accounting, legal and other costs, and to make some activities more difficult, time consuming and/or costly. In the event that we are unable to maintain or achieve compliance with the Sarbanes-Oxley Act and related rules, we may be adversely affected.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports, effectively prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results will be harmed. For example, we restated the presentation of our cash flow statements for years ended December 31, 2004, 2005 and 2006 as well as for the three months ended March 31, 2007 to record activity on securitization-related bank lines of credit as financing activities instead of operating activities. Correction of this accounting error resulted in no changes in our net cash flows, net income, assets, liabilities, retained earnings, or earnings per share. The restatement of our previously issued financial statements could expose us to legal and regulatory risk. The defense of any such actions could cause the diversion of management’s attention and resources, and we could be required to pay damages to settle such actions if any such actions are not resolved in our favor. Even if resolved in our favor, such actions could cause us to incur significant legal and other expenses. Moreover, we may be the subject of negative publicity focusing on the financial statement inaccuracies and resulting restatement and negative reactions from our stockholders, creditors or others with which we do business. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our securities to decline.

Our dependence on initial franchise fees creates an incentive for us to extend credit to borrowers that may not meet our stringent underwriting guidelines.

A significant part of our revenues are derived from one-time initial fees we receive from assisting franchisees and others with the acquisition of businesses. Generating fees is largely dependent on our franchisees’ and others’ ability to obtain acquisition financing from Brooke Credit. Our dependence on these initial fees creates an incentive for us to extend credit to borrowers that may not meet our stringent underwriting criteria. Our failure to follow stringent underwriting guidelines could adversely affect the quality of the loans we make and adversely affect our financial condition and results of operations.

Because a significant part of our insurance-related revenues and loans derive from operations located in four states, our business may be adversely affected by conditions in these states.

A substantial portion of our insurance-related revenues and loans derive from operations located in the states of Texas, California, Kansas and Florida. Our franchisees’ and our revenues and profitability are affected by the prevailing regulatory, economic, demographic, weather, competitive, industry and other conditions in these states. Changes in any of these conditions could make it more costly or difficult for our franchisees and us to conduct our business. Adverse regulatory or industry developments in these states, which could include fundamental changes to the design or implementation of the insurance regulatory framework, could have a material adverse effect on our results of operations and financial condition.

A significant part of Brooke Credit’s business strategy involves the success of its affiliate, Brooke Capital Advisors, Inc. (“Brooke Capital”), in sourcing managing general agency (“MGA”) and funeral home loans for us. A reduction in lending opportunities could reduce the number of loans we originate, which could reduce our profitability and ability to grow our business.

Brooke Credit obtains a substantial portion of its business through loans to MGAs and funeral homes sourced by Brooke Capital and Brooke Capital provides, or contracts with third parties to provide, collateral preservation services with respect to these loans. We cannot assure you that Brooke Capital will be able to identify a sufficient number of loan opportunities to enable Brooke Credit to continue the rate of growth we have seen in our MGA and funeral home loan portfolio. Brooke Capital’s failure to identify and present lending opportunities to Brooke Credit could materially reduce our loan origination volumes, which could reduce our profitability and ability to grow our business. If Brooke Capital fails to provide or contract with third parties necessary to provide collateral preservation services with respect to these loans, we may be required to reduce the number of loans originated to MGA borrowers, which could reduce our profitability and ability to grow our business.

If we fail to effectively manage our growth, our financial results could be adversely affected.

We must continue to refine and expand our marketing capabilities, our management procedures, our network of suppliers, our internal controls and procedures, our access to financing sources and our technology. As we grow, we must continue to hire, train, supervise and manage new employees. We may not be able to hire and train sufficient personnel or develop management and operating systems to manage our expansion effectively. If we are unable to manage our growth effectively, our operations and financial results could be adversely affected.

We may not achieve the same levels of growth in revenues and profits in the future as we have in the past.

Our business has experienced rapid growth. Our ability to continue to grow our business will be subject to a number of risks and uncertainties and will depend in large part on, among other factors: (i) finding new opportunities in our existing and new markets; (ii) hiring, training and retaining skilled managers and employees; (iii) expanding and improving the efficiency of our operations and systems; (iv) maintaining loan quality; (v) maintaining and growing our funding sources and proprietary funding network; (vi) growing and maintaining our network of proprietary loan sources; (vii) maintaining and growing our network of collateral preservation providers; and (viii) maintaining and attracting customers. Accordingly, we may not achieve the same levels of growth in revenues and profits as we have historically.

Brooke Credit has transferred a significant amount of assets and liabilities off balance sheet in reliance on Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” In the event transfer of such assets and liabilities is subsequently determined to be inappropriate under SFAS 140, or SFAS 140 is amended, Brooke Credit’s current off-balance sheet assets and liabilities could be required to be consolidated in our financial statements.

In the ordinary course of business, Brooke Credit sells its loans to special purpose entities. Some of these sale transactions are classified as true sales pursuant to the FASB Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). Transactions involving sales of assets classified as true sales under SFAS 140 have historically been subject to significant scrutiny by the Securities and Exchange Commission and have been an area of debate with the FASB. In August 2005, the FASB issued an exposure draft which amends SFAS 140. This exposure drafts seeks to clarify the derecognition requirements for financial assets and the initial measurement of interests related to transferred financial assets. During July 2006, the FASB continued re-deliberations on the August 2005 revised exposure draft. Brooke Credit has transferred a significant amount of assets and liabilities off balance sheet in reliance on SFAS 140. In the event our transfer of such assets and liabilities is subsequently determined to be inappropriate under SFAS 140, or SFAS 140 is amended based on the provisions of the exposure draft, Brooke Credit’s current off-balance sheet liabilities could be required to be consolidated in our financial statements. In addition, if Brooke Credit is required to fund its loans with financings that do not qualify as true sales pursuant to the criteria established by SFAS 140, our current liabilities would increase. Our network of participating lenders and other business partners may become uncomfortable with such an increase in current liabilities. As a result, we may not be able to sell loans we originate on terms acceptable to us or at all, which could hinder our ability to make the number of loans we desire and reduce the profitability of the loans we originate.

Our debt instruments contain restrictive covenants and other requirements that may limit our business flexibility by imposing operating and financial restrictions on our operations.

Certain of the agreements Brooke Credit has governing indebtedness contain financial covenants that impose ratios, tests, and restrictions on us, such as maximum prepayment rate; a maximum loan loss rate; a minimum fixed charge coverage ratio; a maximum cash leverage ratio; and a maximum total leverage ratio. Some of our notes also contain other restrictions, including, but not limited to: the incurrence of indebtedness and liens; restrictions on the reorganization, transfer and merger of certain of the Company’s subsidiaries; the disposal of our properties other than in the ordinary course of business; entering into transactions with affiliates or into material agreements other than in the ordinary course of business; entering into pledge and negative pledge agreements; and the declaration of dividends, except in limited circumstances. Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. These covenants may prevent us from expanding our operations and executing our business strategy. In addition, a breach of any of these covenants, ratios or tests could result in a default under the agreements governing our indebtedness.

The cash flows we receive from the interests we retain in our securitizations could be delayed or reduced due to the requirements of the agreements we have signed, which could impair our ability to operate.

We retain a subordinate interest in our asset-backed securitization transactions. As a result, our receipt of future cash flows is governed by provisions that control the distribution of cash flows from the loans underlying our asset-backed securities. In some circumstances, cash flows from the underlying loans must be used to reduce the outstanding balance of the senior notes issued in the term debt transactions and are not available to us until the full principal balance of the senior notes has been repaid. On a monthly basis, cash flows from the underlying loans in our securitizations must first be used to pay the interest on the senior notes, to pay expenses of the term debt transaction, and to maintain certain required reserves. Poor performance of a pool of loans we securitize could affect future cash flows and, therefore, could impair our ability to operate.

When we sell loans classified as a true sale pursuant to the criteria established by SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” we record a retained interest and/or servicing asset on our balance sheet. The amount we record is determined based upon certain assumptions made by management. If these assumptions are materially inaccurate, we may be required to write down these assets.

Subsequent to the initial calculation of the fair value of retained interest and servicing assets, we utilize a fair market calculation methodology to determine their ongoing fair market value. Ongoing fair value is calculated using the then current outstanding principal of the transferred notes receivable and the outstanding balances due unaffiliated purchasers, which are reflective of credit losses and prepayments prior to the fair value recalculation. The rates of write down of the retained interest are based on the current interest revenue stream. This revenue stream is based on the loan balances at the date the impairment test is completed, which will include actual prepayments on loans and any credit losses for those loans. If the assumptions used by management in the initial recording of the retained interest or servicing asset prove to be materially inaccurate, the future fair value of the retained interest or servicing asset may be less than originally expected resulting in an impairment loss. Impairment is evaluated and measured annually. For example, Brooke Credit recorded an impairment loss of $329,000 for the year ended December 31, 2006. We also make certain assumptions with respect to the discount rate. An impairment loss could have a material adverse effect on our business, prospects, results of operations and financial condition.

Most of the loans we make are to privately owned small and medium-sized companies, which present a greater risk of loss than loans to larger companies.

Brooke Credit’s portfolio consists primarily of commercial loans to small and medium-sized, privately owned businesses. Compared to larger, publicly owned firms, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital to expand or compete. These financial challenges may make it difficult for our borrowers to make scheduled payments of interest or principal on our loans. Accordingly, advances made to these types of borrowers entail higher risks than advances made to companies who are able to access traditional credit sources.

The collateral securing a loan may not be sufficient to protect us from a partial or complete loss if the loan becomes non-performing, and we are required to foreclose.

While most of Brooke Credit’s loans are secured by a lien on specified collateral of the borrower, there is no assurance that the collateral securing any particular loan will protect us from suffering a partial or complete loss if the loan becomes non-performing and we move to foreclose on the collateral. The collateral securing our loans is subject to inherent risks that may limit our ability to recover the principal of a non-performing loan. Listed below are some of the risks that may affect the value of different types of collateral in which we typically take a security interest.

• our valuation of the collateral at the time we made the loan was not accurate;

• there is a reduction in the demand for a borrower’s products or services;

• the value of the collateral decreases due to loss of key customers, key employees or producers, changes in market or industry conditions (including the softening insurance market environment), borrower actions, ineffective or poor management, increased competition or other reason; and

• the failure of the borrower to adequately maintain existing or recruit new customers.

Our insurance agency and managing general agency loans are not generally secured by tangible assets. Furthermore, our funeral home loans are generally not fully secured by tangible assets. Consequently, if any of these loans becomes non-performing, we could suffer a loss of some or all of our value in the loan. Our lending involves lending money to a borrower based primarily on the expected cash flow, profitability and enterprise value of a borrower rather than on the value of its tangible assets. Thus, if one of our loans becomes non-performing, our primary recourse to recover some or all of the principal of our loan would be to force the sale of the entire company as a going concern. The risks inherent in our type of lending include, among other things, the following:

• reduced use of or demand for the borrower’s products or services and, thus, reduced cash flow of the borrower to service the loan, as well as reduced value of the borrower as a going concern;

• poor accounting systems of the borrower which adversely affect our ability to accurately predict the borrower’s cash flows;

• economic downturns, political events and changes, regulatory changes, litigation that affects the borrower’s business, financial condition and prospects; and

• poor management performance.

Additionally, many of our borrowers use the proceeds of our loans to make acquisitions. Poorly executed or poorly conceived acquisitions can tax management, systems and the operations of the existing business, causing a decline in both the borrower’s cash flow as well as the value of its business as a going concern. In addition, many acquisitions involve new management teams taking over control of a business. These new management teams may fail to execute at the same level as the former management team, which could reduce the cash flow of the borrower to service the loan as well as reduce the value of the borrower as a going concern.

We may incur lender liability as a result of our lending activities which could result in significant defense costs and possible judgments against us.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. We may be subject to allegations of lender liability. We cannot assure you that these claims will not arise or that we will not be subject to significant defense costs and liability if a claim of this type did arise.

Brooke Credit’s loans to foreign borrowers may involve significant risks in addition to the risks inherent in loans to U.S. borrowers.

As of December 31, 2006, approximately $11 million of our on-balance sheet loan portfolio are balances of Canadian borrowers. These loans may expose us to risks not typically associated with loans to U.S. borrowers. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility. For example, to the extent that any of our loans are denominated in foreign currency, they will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation, and political developments. We do not currently employ hedging techniques to minimize these risks. Therefore, a movement of exchange rates against us could result in an increase in the costs of funds to us and, therefore, a reduction in our profits on these loans.

Many of Brooke Credit’s borrowers are captive insurance agents, and, therefore, are dependent on the continued success, competitiveness, credit quality and financial condition of the captive carrier they represent.

Many of our borrowers are captive agents and, therefore, represent primarily one insurance carrier and derive revenues from commissions paid by primarily one carrier. If this carrier’s products become uncompetitive, the carrier is subject to negative publicity, the carrier experiences regulatory concerns, the commission rate the carrier pays its agents is reduced, the premiums charged to the carrier’s customers is reduced and, correspondingly, the commissions based on such premiums are reduced, the rating of the carrier is lowered, or the carrier otherwise experiences a material adverse condition or event, our borrower may likewise experience a reduction in revenues. A reduction in these borrowers’ revenues could affect their ability to repay us, which in turn could result in increased credit losses. Increases in credit losses in connection with loans where we have retained credit exposure could decrease the value of our assets and the net income and cash available to us.

Losses sustained by our Bermuda captive insurance companies may adversely affect us.

Our captive insurance company subsidiaries, DB Indemnity, Ltd. and the DB Group, Ltd., domiciled in Bermuda, are directly liable for losses and loss adjustment expenses under the terms of insurance policies that they write. DB Indemnity and The DB Group are required by Bermuda law to maintain minimum levels of statutory capital and surplus. In addition, each of DB Indemnity and the DB Group is required to maintain a minimum liquidity ratio whereby the value of its relevant assets is not less than a specified percentage of the amount of its relevant liabilities.

If DB Indemnity and the DB Group fail to accurately assess the risks they assume, they may fail to establish appropriate premium rates and their reserves may be inadequate to cover their losses. Claim reserves represent estimates at a given point in time of expectations of the ultimate settlement and administrative costs of claims incurred. Captives use specific company circumstances and general industry loss development patterns to assist in the establishment of appropriate claim reserves. For both financial guarantee and casualty and property losses, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates of DB Indemnity and the DB Group. If the claim reserves of DB Indemnity and/or the DB Group are determined to be inadequate, one or both of them will be required to increase claim reserves with a corresponding reduction in net income in the period in which the deficiency is rectified. Even though most insurance contracts have policy limits, the nature of insurance and reinsurance is that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies. Our captives have incurred limited claims and claims expenses; however, claims, claim settlement patterns, legislative activity, social and economic patterns and litigation and regulatory trends, all of which are difficult to predict, may have a substantial impact on the future loss experience of DB Indemnity and/or The DB Group. If the reserves of DB Indemnity and/or The DB Group are insufficient to cover claims, this could have a material adverse effect on future earnings DB Indemnity and/or The DB Group contribute to us and, accordingly, could have a material adverse effect on our prospects. Although we are not required to pay losses for which the reserves of DB Indemnity or The DB Group are not adequate to cover, if the reserves of DB indemnity or the DB Group are insufficient to cover claims, it may adversely affect our reputation with franchisees or participating lenders.

Our reliance on the Internet could have a material adverse effect on our operations and our ability to meet customer expectations.

We rely heavily on the Internet in conducting our operations. A main component of our franchise program is providing franchisees and their personnel access to documents and other data over the Internet. This service requires efficient operation of Internet connections from franchisees and franchisee personnel to our system. These connections, in turn, depend on efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have experienced periodic operational problems or outages in the past and over which we have no control. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our services and products. Moreover, despite the implementation of security measures, our computer system may be vulnerable to computer viruses, program errors, attacks by third parties or similar disruptive problems. These events could have a material adverse effect on our operations and our ability to meet customer expectations.

Our network may be vulnerable to security breaches and inappropriate use by Internet users, which could disrupt or deter future use of our services.

Concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services. Our failure to successfully prevent security breaches could significantly harm our business, reputation and results of operations and could expose us to lawsuits by state and federal consumer protection agencies, by governmental authorities in the jurisdictions in which we operate, and by consumers. Anyone who is able to circumvent our security measures could misappropriate proprietary information, including personal customer data, cause interruptions in our operations or damage our brand and reputation. A breach of our security measures could involve the disclosure of personally identifiable information and could expose us to a material risk of litigation, liability or governmental enforcement proceedings. We cannot assure you that our financial systems and other technology resources are completely secure from security breaches, password lapses or sabotage, and we have occasionally experienced attempts at “hacking.” We may be required to incur significant additional costs to protect against security breaches or to alleviate problems caused by any of these types of breaches. Any well publicized compromise of our security or the security of any other Internet provider could deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which could have a detrimental impact on our franchise network. Furthermore, computer viruses may affect our ability to provide our services and adversely affect our revenues. Moreover, if a computer virus affecting our system were highly publicized, our reputation could be significantly damaged, resulting in the loss of current and future franchisees and customers.

We are in highly competitive markets, which could result in reduced profitability.

We expect the historical success of our company to attract others to our target markets who will strive to compete directly or indirectly against us. Increased competition may reduce demand for our products and limit the amount of revenues and earnings we report.

Our franchisees face significant competition. The popularity of Internet sales and enactment of the Financial Services Modernization Act have increased the number of potential competitors and allow highly capitalized competitors, like banks, to offer certain kinds of insurance products and services which are competitive with the products and services of our franchisees and life insurance subsidiary. If our prediction that the number of agents will increase is accurate, we will face greater competition for the services we provide to our franchisees. The life insurance industry is extremely competitive. There are a large number of insurance companies that are substantially larger, offer more diversified product lines and have larger selling organizations and customer bases than First Life America Corporation. The banking industry is also highly competitive. Brooke Savings Bank competes with a large number of federal and state banks for deposits and loans, and with savings and loan associations and credit unions for deposits. There are many new changes in technology, product offerings and regulation in the industries in which we operate and many of our competitors in such industries have greater financial resources and market acceptance than we do. Competitors may develop or offer more attractive or lower cost products and services than ours which could erode our customer base.

Our management, facilities and labor force may be insufficient to accommodate expected growth.

If we grow more quickly than anticipated, our management, facilities and labor force may become insufficient to accommodate our expected growth. Also, although we have safeguards for emergencies and have arranged for back-up facilities to process information if the processing center in Phillipsburg, Kansas is not functioning, the occurrence of a major catastrophic event or other system failure at our processing center could interrupt document processing or result in the loss of stored data.

We compete in highly regulated industries, which may result in increased expenses or restrictions in our operations.

We conduct business in a number of states and are subject to comprehensive regulation and supervision by government agencies in many of the states in which we do business. The primary purpose of such regulation and supervision is to provide safeguards for policyholders rather than to protect the interests of shareholders. The laws of the various state jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, licensing of agents and unfair trade practices.

We are a federal savings and loan holding company subject to regulation by the Office of Thrift Supervision and Federal Deposit Insurance Corporation, and subject to the laws and regulations of the State of Kansas and other states relating to insurance holding companies. Regulation of holding companies includes reporting requirements, maintenance of capital and financial condition, restrictions on affiliate transactions, restrictions on dividends, corporate governance requirements and commitments made during the holding company application process.

Although we believe that we are currently in material compliance with statutes, regulations and ordinances applicable to our business and commitments made to government agencies, we cannot assure you that we will be able to maintain compliance without incurring significant expense, or at all. There is also no assurance that we have correctly determined the applicability of all statutes, regulations, ordinances and government commitments to our business, including, without limitation, the applicability of federal preemption of state law for activities believed by us to be subject to such preemption. In addition, our franchisees are also subject to comprehensive regulations and supervision and we cannot ensure their correct determination of the applicability of statutes, regulations and ordinances to their businesses and their material compliance therewith. Our failure to comply, or the failure of our franchisees to comply, with any current or subsequently enacted statutes, regulations, ordinances and commitments to government agencies could result in regulatory actions and negative publicity and have a material adverse effect on us.

Furthermore, the adoption of additional statutes, regulations and ordinances, the agreement to further commitments to government agencies, changes in the interpretation and enforcement of current statutes, regulations and ordinances, changes in our ability to exert federal preemption, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business, could have a material adverse effect on us.

We are subject to franchise law and regulations that govern our status as a franchisor and regulate some aspects of our franchise relationships. Our ability to develop new franchise locations and to enforce contractual rights against franchisees may be adversely affected by these laws and regulations, which could cause our franchise revenues to decline and adversely affect our growth strategy.

We are subject to federal and state laws and regulations, including the regulations of the Federal Trade Commission, as well as similar authorities in individual states, in connection with the offer, grant and termination of franchises and the regulation of the franchisor-franchisee relationship. Our failure to comply with these laws could subject us to liability to franchisees and to fines or other penalties imposed by governmental authorities. In addition, we may become subject to litigation with, or other claims filed with state or federal authorities by, franchisees based on alleged unfair trade practices, implied covenants of good faith and fair dealing, payment of royalties, location of stores, advertising expenditures, franchise renewal criteria or express violations of franchise agreements. We cannot assure you that we will not encounter compliance problems from time to time, or that material disputes will not arise with one or more franchisees. Accordingly, our failure to comply with applicable franchise laws and regulations, or disputes with franchisees, could have a material adverse effect on our results of operations, financial condition and growth strategy.

Risks Related to Our Common Stock

Our Chairman of the Board and Chief Executive Officer, Robert D. Orr, and a controlling group of stockholders led by Mr. Orr are able to exert significant control over us and may act in a manner that is adverse to our other stockholders’ interests.

As of June 30, 2007, Robert D. Orr, our Chairman of the Board and Chief Executive Officer, beneficially owned approximately 41% of our outstanding common stock. In addition, Mr. Orr is the designated representative of the controlling group of stockholders that beneficially owns approximately 45% of our outstanding common stock. In this regard, Brooke Holdings, Inc., Robert D. Orr, Leland G. Orr, Michael S. Lowry, Anita F. Larson and Kyle L. Garst have orally agreed to vote their shares of common stock together as a group. As a result, they are able to exert significant influence over:

• the nomination, election and removal of our board of directors;

• the adoption of amendments to our charter documents;

• our management and policies; and

• the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

The voting group’s interests may conflict with the interests of other holders of our common stock and it may take actions affecting us with which other stockholders may disagree. For example, in order to retain control in the controlling group, Mr. Orr may decide not to enter into a transaction in which our stockholders would receive consideration for their shares that is much higher than the cost of their investment in our common stock or than the then current market price of our common stock. Any decision regarding the ownership of our company that Mr. Orr and the voting group may make at some future time will be in their absolute discretion.

As we are no longer a controlled company, we must comply with the corporate governance requirements of the NASDAQ Global Market.

Until June 28, 2007, we were a controlled company because Brooke Holdings, Inc., Robert D. Orr, Leland G. Orr, Michael S. Lowry, Anita F. Larson and Kyle L. Garst owned approximately 51% of our outstanding common stock and had orally agreed to vote their shares of common stock together as a group. As a result of the private placement described above under “PROSPECTUS SUMMARY—Private Placement of Units,” this group now owns approximately 45% of our outstanding common stock as of July 20, 2007. Therefore, we are no longer a “controlled company” within the meaning of the NASDAQ Marketplace rules and, thus, are required to have a board of directors comprised of a majority of independent directors and nominating and compensation committees composed entirely of independent directors. However, companies that are ceasing to be controlled companies are permitted to phase-in the independent nomination and compensation committees and majority independent board requirements. The independent nomination and compensation committee requirement may be phased in as follows: (1) one independent member at the time of losing controlled status; (2) a majority of independent members within 90 days of losing controlled status; and (3) all independent members within one year of losing controlled status. Further, we shall have twelve months from June 28, 2007 to comply with the majority independent board requirement. If we are unable to meet the corporate governance requirements of the NASDAQ Global Market within the twelve month phase-in period, our common stock could be delisted from that stock exchange.

Our relatively low trading volume may limit shareholders’ ability to sell their shares.

Although shares of our common stock are listed on the NASDAQ Global Market, our average daily trading volume has been approximately 15,000 shares during the three month period ended June 30, 2007. As a result of this low trading volume, shareholders may have difficulty selling a large number of shares of our common stock in the manner or at the price that might be attainable if our common stock were more actively traded.

The price of our common stock may fluctuate significantly, which may make it difficult for shareholders to resell common stock when they want or at a price they find attractive.

Since January 1, 2005, our common stock has traded at prices ranging between $9.10 and $26.25 on the American Stock Exchange (until June 2005) and the NASDAQ Global Market. We expect that the market price of our common stock will continue to fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

• actual or anticipated variations in our quarterly operating results;

• actual or anticipated changes in the dividends we pay on our common stock;

• recommendations by securities analysts;

• changes in interest rates and other general economic conditions;

• significant acquisitions, divestitures or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

• operating and stock price performance of other companies that investors deem comparable to us;

• news reports relating to trends, concerns, litigation, regulatory changes and other issues in our industry;

• geopolitical conditions such as acts or threats of terrorism or military conflicts; and

• relatively low trading volume.

Kansas law and our articles of incorporation and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that shareholders may consider favorable.

Certain provisions of our articles of incorporation and our bylaws and of Kansas law may discourage, delay or prevent transactions that our shareholders may consider favorable, including transactions that could provide for payment of a premium over the prevailing market price of our common stock, and also may limit the price that investors are willing to pay in the future for our common stock. For example, our articles of incorporation contain provisions, such as allowing our board of directors to issue preferred stock with rights superior to those of our common stock without the consent of our shareholders, which could make it more difficult for a third party to acquire us without the consent of our board of directors. In addition, our bylaws establish that our independent directors have neither the right nor the obligation to vote for the nomination, election or removal of directors of our company; those rights and obligations rest solely with the representative of our controlling shareholder group.

The shares of common stock registered for resale and the sale of these shares could depress the market price of our common stock.

We are registering 2,250,000 shares of our common stock pursuant to this registration statement for issuance pursuant to the private placement. In addition, we have registered 1,835,296 shares of our common stock for resale pursuant to an existing and separate registration statement. The sale by the selling shareholders of these shares could depress the market price of our common stock. As of June 30, 2007, we had 12,709,036 shares of common stock issued and outstanding.

Under certain circumstances, we may be required to redeem the Series 2006 preferred stock at a premium.

The certificate of designations of the Series 2006 preferred stock provides that, if a triggering event occurs, the holder of Series 2006 preferred stock may require us to redeem all or part of such holder’s Series 2006 preferred stock at a price not less than 115 percent of the stated value of, plus accrued dividends on, the Series 2006 preferred stock being redeemed. The triggering events that require us, at the option of the holder of Series 2006 preferred stock, to redeem the stock include, among others and subject to certain conditions and to the extent within our control, our failure to have or maintain an effective registration statement for the sale of the underlying common stock, our suspension from trading or failure to have our common stock listed on the NASDAQ Global Market or a similar market, our failure to convert the Series 2006 preferred stock into common stock pursuant to the terms of the certificate of designations, our failure to pay any required dividends to the holder of the Series 2006 preferred stock, or our commencing bankruptcy proceedings or being adjudicated bankrupt or insolvent.

USE OF PROCEEDS

We will incur all of the costs associated with the registration of the shares of our common stock offered by this prospectus other than underwriting discounts and selling commissions, if any. See “PLAN OF DISTRIBUTION.”

The shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. Therefore, any proceeds from the sale of our common stock will be received by the selling stockholders for their own account, and we will not receive any proceeds from the sale of our common stock offered by this prospectus.

We will receive proceeds from the exercise of the warrants issued to the selling stockholders. Assuming that all of the warrants that we issued to the selling stockholders were exercised, we expect to receive approximately $12.15 million, substantially all of which we expect to use for general working capital purposes. However, no assurance can be given that any of these warrants will be exercised.

SELLING STOCKHOLDERS

Some of the shares of common stock being offered by the selling stockholders are issuable upon exercise of the warrants. For additional information regarding the issuance of those warrants, see “PROSPECTUS SUMMARY – Private Placement of Units” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on its ownership of the common stock and the warrants, as of July 25, 2007, assuming exercise of all of the warrants held by the selling stockholders on that date, without regard to any limitations on exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of the Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the private placement and (ii) the number of shares of common stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, one of the selling stockholders may not exercise the warrants to the extent such exercise would cause such selling stockholders, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised and one of the selling stockholders may not exercise the warrants to the extent such exercise would cause such selling stockholders, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised; provided, that these exercise restrictions can be waived by the respective selling stockholders with 61 days’ prior notice to us. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Berlin Capital Growth, L.P. (1)	0		22,500	0
Berlin Income, L.P. (1)	2,000		15,000	2,000
Fort Mason Master, L.P. (2)	0		204,255	0
Fort Mason Partners, L.P. (2)	0		13,245	0
J. George Investments LLC (1)	0		22,500	0
Jayhawk Institutional Partners, LP	309,087		900,000	309,087
LB I Group Inc. (3)	0		330,000	0
Steelhead Investments Ltd. (4)(5)	0	(6)	300,000	0
Wedge Equities, L.P.	0		442,500	0

Total	311,087		2,250,000	311,087

(1)	The shares listed herein are owned by various investment advisory clients (the “BFL Clients”) of Berlin Financial, Ltd., who serves as investment adviser for the BFL Clients and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Thomas G. Berlin serves as the sole managing member of Berlin Financial, Ltd. Mr. Berlin and Berlin Financial, Ltd. each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.
(2)	The shares listed herein are owned by Fort Mason Master, L.P. and Fort Mason Partners, L.P. (collectively, the “Fort Mason Funds”). Fort Mason Capital, LLC serves as the general partner of each of the Fort Mason Funds and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.
(3)	Under the terms of its warrant, LB I Group may not exercise its warrant to the extent such exercise would cause it, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. LB I Group is an affiliate of a broker-dealer and has represented to us that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares. Lehman Brothers Inc. is the parent company of this selling security holder. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc. The address for this selling security holder is c/o Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022, Attn: Eric Salzman and William Yelsits.
(4)	HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over securities held by Steelhead Investments Ltd. pursuant to an Investment Management Agreement between HBK Investments L.P. and Steelhead Investments Ltd. HBK Investments L.P. has delegated discretion to vote and dispose of any such securities to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Laurence H. Lebowitz, and William E. Rose.
(5)	Under the terms of its warrant, Steelhead Investments may not exercise its warrant to the extent such exercise would cause it, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation.
(6)	Shares owned prior to the offering by Steelhead Investments does not include the shares of common stock beneficially owned by HBK Master Fund L.P., an affiliate thereof, registered on the Form S-1 that was originally filed by the Company on October 11, 2006.

The selling stockholders represented to us that they acquired the securities in the ordinary course of business and, at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling stockholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions and to return borrowed shares in connection with such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders may be, and any broker-dealers that act in connection with the sale of securities will be, deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals will be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement that includes this prospectus effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus incorporates information and documents by reference that are not presented in or delivered with it. This means that we have disclosed important business, financial, and other information by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this prospectus.

This prospectus incorporates by reference the documents listed below, which we have filed with the SEC:

• Annual Report on Form 10-K for the year ended December 31, 2006, filed March 6, 2007, including our audited financial statements as of December 31, 2006 and 2005, and our results of operations and cash flows for each of the years in the three year period ended December 31, 2006;

• Annual Report on Form 10-K/A for the year ended December 31, 2006, filed July 26, 2007, including our audited financial statements as of December 31, 2006 and 2005, and our results of operations and cash flows for each of the years in the three year period ended December 31, 2006;

• Current Report on Form 8-K filed January 3, 2007;

• Current Report on Form 8-K (Item 2.01) filed January 10, 2007;

• Current Report on Form 8-K (Item 8.01) filed February 5, 2007;

• Current Report on Form 8-K filed February 9, 2007;

• Current Report on Form 8-K filed February 13, 2007;

• Current Report on Form 8-K/A filed March 16, 2007;

• Definitive Proxy Statement filed March 29, 2007;

• Current Report on Form 8-K filed April 5, 2007;

• Quarterly Report of Form 10-Q for the quarter ended March 31, 2007, filed April 25, 2007;

• Current Report on Form 8-K (Items 5.02 and 8.01) filed April 27, 2997;

• Current Report on Form 8-K filed May 4, 2007;

• Current Report on Form 8-K filed May 23, 2007;

• Current Report on Form 8-K (Items 1.01 and 5.02) filed June 12, 2007;

• Current Report on Form 8-K (Item 5.02) filed June 26, 2007;

• Current Report on Form 8-K (Items 1.01 and 3.02) filed July 2, 2007;

• Current Report on Form 8-K (Item 8.01) filed July 12, 2007;

• Current Report on Form 8-K (Items 2.01 and 5.02) filed July 19, 2007;

• Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2007, filed July 26, 2007; and

• The description of our common stock contained in our Registration Statement on Form 8-A filed on June 13, 2005, including any other amendment or report filed for the purpose of updating such information.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02, Item 7.01 or, if applicable, Item 8.01 in any Current Report on Form 8-K) after the date of this registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated into this prospectus by reference and to be a part hereof from the date of filing of any such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus. These filings are readily available on our website at http://www.brookeagent.com or you may request a copy of these filings at no cost by making written or oral request for copies to:

Brooke Corporation

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

Attention: Anita F. Larson

Telephone: (913) 661-0123

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

We file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 100 F. St. N.E., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at (800) SEC-0330 for further information about the Public Reference Room.

EXPERTS

The consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, included in our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2006, incorporated herein by reference, have been audited by Summers, Spencer & Callison, CPAs, Chartered, an independent registered public accounting firm, as indicated in their report with respect thereto. Such financial statements have been so incorporated herein by reference in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

The financial statements of Generations Bank as of December 31, 2006 and 2005, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Kutak Rock LLP, Denver, Colorado will pass upon certain matters regarding the validity of the shares of common stock being offered in this prospectus.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation contain provisions that limit the liability of our directors as permitted by the Kansas General Corporate Code. Our articles of incorporation provide that, subject to certain conditions, the Company shall indemnify its directors, officers, employees or agents against liabilities incurred by them in connection with a suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

The only sources of information given to you by us about your investment decision are this prospectus and any documents referred to in this prospectus. We did not authorize anyone to give you any other information about your investment decision.

This prospectus is not an offer to sell securities and is not meant to induce the sale of securities if it would violate state law. If the persons who are trying to offer the securities for sale, or the persons who receive those offers for sale are prohibited from doing so under state law, this prospectus is not meant to induce sale of the securities described in this prospectus.

2,250,000 shares of common stock

COMMON STOCK

PROSPECTUS

                 , 2007

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following are the initial costs and expenses, other than underwriting discounts and commissions, in connection with the registration and sale of the shares of our common stock:

Securities and Exchange Commission Registration Fee	$884.85
Printing and Engraving Expenses	30,000.00
Legal Fees and Expenses	35,000.00
Total	$65,884.85

All expenses are estimated, except for the Securities and Exchange Commission registration fee. All the expenses have been or will be incurred by us and not by the selling stockholders.

Item 15.	Indemnification of Directors and Officers.

Section 17-6305 of the Kansas General Corporation Code provides generally and in pertinent part that a Kansas corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, except actions by or in the right of the corporation, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 17-6305 further provides that in connection with the defense or settlement of any action by or in the right of the corporation to procure a judgment in its favor, a Kansas corporation may indemnify its directors, officers, employees or agents against expenses actually and reasonably incurred by them in connection with the defense or settlement of the action or suit if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; provided, however, that no indemnification shall be made in any action as to which they have been adjudged to be liable to the corporation unless, and only to the extent that, a court deciding such action determines that, despite the adjudication of liability but in view of all of the circumstances of the case, they are fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

Article VIII of the Company’s Amendment and Restatement to the Articles of Incorporation (the “Articles”) provides as follows:

1. The corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. The corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceedings referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

4. Any indemnification under subsections 1 and 2 above, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has made the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or, if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by legal counsel in a written opinion, or by the stockholders of the corporation.

5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

6. The indemnification provided in this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise; both as to action in his official capacity and as to action in another capacity while holding such office; and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

8. In no event shall, the corporation indemnify any person against expenses, penalties, or other payments incurred in an administrative proceeding or action that results in a final order assessing civil money penalties or requiring affirmative action by such individual or individuals in the form of payments to the corporation.

Section 17-6002(b)(8) of the Kansas General Corporation Code provides that Article VIII of our Articles does not limit or eliminate liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Code or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The exhibits filed as a part of this registration statement are listed below:

Exhibit Number	Description
3.01	Amendment and Restatement to the Articles of Incorporation filed on March 31, 2005 as Exhibit 3.1 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.02	Certificate of Amendment to and Restatement of the Bylaws filed as Exhibit 3.(ii) to the registrant’s current report on Form 8-K filed on February 1, 2005.

3.03	Certificate of Designation pertaining to the Series 2002A Convertible Preferred Stock filed with the Secretary of State of Kansas on January 25, 2002, filed on March 31, 2005 as Exhibit 3.3 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.04	Certificate of Designation pertaining to the Series 2002B Convertible Preferred Stock filed with the Secretary of State of Kansas on January 25, 2002, filed on March 31, 2005 as Exhibit 3.4 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.05	Certificate of Designation pertaining to the Series 2003 Convertible Preferred stock filed with the Secretary of State of Kansas on May 1, 2003, filed on March 31, 2005 as Exhibit 3.5 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.06	Certificate to Redesignate the Series 2003 Convertible Preferred Stock filed with the Secretary of State of Kansas on September 15, 2006, filed on September 19, 2006 as Exhibit 3.01 to the registrant’s current report on Form 8-K filed on September 19, 2006.

3.07	Certificate of Designations, Preferences and Rights of 13% Perpetual Convertible Preferred Stock Series 2006 filed with the Secretary of State of Kansas on September 15, 2006, filed on September 19, 2006 as Exhibit 4.01 to the registrant’s current report on Form 8-K filed on September 19, 2006.

3.08	Certificate of Correction to the Certificate of Designations, Preferences and Rights of 13% Perpetual Convertible Preferred Stock Series 2006 filed with the Secretary of State of Kansas on September 15, 2006, filed on September 19, 2006 as Exhibit 4.02 to the registrant’s current report on Form 8-K filed September 19, 2006.

4.01	Form of Warrant, dated as of September 15, 2006, filed as Exhibit 10.03 to the registrant’s current report on Form 8-K filed on September 19, 2006.

5.01#	Opinion of Kutak Rock LLP.

10.01*	Brooke Corporation 2001 Compensatory Stock Option Plan filed as Exhibit 99.01 to the registrant’s registration statement on Form S-8 filed on February 26, 2002.

10.02*	Executive Employment Agreement between Brooke Corporation and Robert D. Orr filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.03*	Executive Employment Agreement between Brooke Corporation and Leland G. Orr filed as Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.04*	Executive Employment Agreement between Brooke Corporation and Anita F. Larson filed as Exhibit 10.3 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.05*	Executive Employment Agreement between Brooke Credit Corporation and Michael S. Lowry filed as Exhibit 10.4 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.06*	Executive Employment Agreement between Brooke Franchise Corporation and Shawn T. Lowry filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 1, 2005.

10.07*	Executive Employment Agreement between CJD & Associates, L.L.C. and Michael S. Hess (terminated December 31, 2006) filed as Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 1, 2005.

10.08*	Executive Employment Agreement between Brooke Franchise Corporation and Kyle L. Garst filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 30, 2005.

10.09	Note dated August 27, 2004 of Brooke Credit Funding, LLC to Autobahn Funding Company LLC relating to the Credit and Security Agreement filed on March 31, 2005 as Exhibit 10.13 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

10.10	Stock Purchase Agreement, dated January 23, 2006, between Brooke Corporation and Kansas City Life Insurance Company relating to Generations Bank filed as Exhibit 10 to the registrant’s current report on Form 8-K filed on January 26, 2006.

Exhibit Number	Description
10.11	Amended and Restated Credit and Security Agreement, dated as of August 29, 2006, among Brooke Credit Funding, LLC, as Borrower, Brooke Credit Corporation, as Seller and Subservicer, Brooke Corporation, as Master Agent Servicer and Performance Guarantor, Autobahn Funding Company LLC, as Lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as Agent, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on August 31, 2006.

10.12	Securities Purchase Agreement, dated as of September 15, 2006, by and between Brooke Corporation and HBK Master Fund L.P., filed as Exhibit 10.01 to the registrant’s current report on Form 8-K filed on September 19, 2006.

10.13	Registration Rights Agreement, dated as of September 15, 2006, by and between Brooke Corporation and HBK Master Fund L.P., filed as Exhibit 10.02 to the registrant’s current report on Form 8-K filed on September 19, 2006.

10.14	Receivables Financing Agreement, dated as of September 15, 2006, among Brooke Warehouse Funding, LLC, as Borrower, Brooke Credit Corporation, as Seller and Subservicer, and Fifth Third Bank, as Lender, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on September 21, 2006.

10.15	2006 Brooke Corporation Equity Incentive Plan, filed as Appendix B to the registrant’s definitive proxy statement filed on March 24, 2006.

10.16	Stock Purchase and Sale Agreement, dated as of October 6, 2006, by and between Brooke Corporation and First American Capital Corporation, filed as Exhibit 10.01 to the registrant’s current report on Form 8-K filed on October 10, 2006.

10.17**	Note and Warrant Purchase Agreement dated October 31, 2006 among Brooke Credit Corporation, Falcon Mezzanine Partners II, LP, FMP II Co-Investment, LLC, and JZ Equity Partners PLC relating to $45,000,000 Principal Amount Senior Secured Notes Due April 30, 2013, filed as Exhibit 10.17 to the registrant’s registration statement on Form S-1 (registration number 333-137949) filed on November 3, 2006.

10.18**	Brooke Credit Corporation Senior Secured Note dated October 31, 2006 issued to Falcon Mezzanine Partners II, LP, filed as Exhibit 10.18 to the registrant’s registration statement on Form S-1 (registration number 333-137949) filed on November 3, 2006.

10.19**	Brooke Credit Corporation Senior Secured Note dated October 31, 2006 issued to FMP II Co-Investment, LLC, filed as Exhibit 10.19 to the registrant’s registration statement on Form S-1 (registration number 333-137949) filed on November 3, 2006.

10.20**	Brooke Credit Corporation Senior Secured Note dated October 31, 2006 issued to JZ Equity Partners PLC, filed as Exhibit 10.20 to the registrant’s registration statement on Form S-1 (registration number 333-137949) filed on November 3, 2006.

10.21**	Brooke Credit Corporation Warrant dated as of October 31, 2006 issued to Falcon Mezzanine Partners II, LP, filed as Exhibit 10.21 to the registrant’s post-effective registration statement on Form S-1 (registration number 333-137949) filed on November 7, 2006.

10.22**	Brooke Credit Corporation Warrant dated as of October 31, 2006 issued to FMP II Co-Investment, LLC, filed as Exhibit 10.22 to the registrant’s post-effective registration statement on Form S-1 (registration number 333-137949) filed on November 7, 2006.

10.23**	Brooke Credit Corporation Warrant dated as of October 31, 2006 issued to JZ Equity Partners PLC, filed as Exhibit 10.23 to the registrant’s post-effective registration statement on Form S-1 (registration number 333-137949) filed on November 7, 2006.

10.24**	Security Agreement dated as of October 31, 2006 among Brooke Credit Corporation, FMP Agency Services, LLC and other parties thereto, filed as Exhibit 10.24 to the registrant’s registration statement on Form S-1 (registration number 333-137949) filed on November 3, 2006.

10.25	Amendment No. 1 to Receivables Financing Agreement, dated as of February 28, 2007, among Brooke Warehouse Funding, LLC, Brooke Credit Corporation, and Fifth Third Bank, filed as Exhibit 10.15 to the registrant’s annual report on Form 10-K filed on March 6, 2007.

10.26	Amendment dated November 17, 2006 between Brooke Corporation and Kansas City Life Insurance Company relating to the Stock Purchase Agreement dated January 23, 2006 regarding Generations Bank, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on November 21, 2006.

Exhibit Number	Description
10.27	Brokerage Agreement dated December 8, 2006 by and between CJD & Associates, L.L.C. and First Life Brokerage, Inc., filed as Exhibit 10.01 to the registrant’s current report on Form 8-K filed on December 11, 2006.

10.28	Agreement and Plan of Merger dated February 8, 2007 by and among Oakmont Acquisition Corp., Oakmont Kansas, Inc., Brooke Credit Corporation and Brooke Corporation, filed as Exhibit 2.1 to the registrant’s current report on Form 8-K filed on February 9, 2007.

10.29	Amended and Restated Receivables Financing Agreement dated March 30, 2007 among Brooke Acceptance Company 2007-1 LLC, Brooke Warehouse Funding, LLC, Brooke Credit Corporation and Fifth Third Bank, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on April 5, 2007.

10.30	Amended and Restated Agreement and Plan of Merger dated April 30, 2007 among Oakmont Acquisition Corp., Brooke Credit Corporation and Brooke Corporation, filed as Exhibit 2.1 to the registrant’s current report on Form 8-K filed on May 4, 2007.

10.31	Securities Purchase Agreement, dated as of June 28, 2007, by and between the Company and the Purchasers identified therein, filed as Exhibit 10.01 to the registrant’s current report on Form 8-K filed on July 2, 2007.

10.32	Registration Rights Agreement, dated as of June 28, 2007, by and between the Company and the Purchasers identified therein (Included as Exhibit B of Exhibit 10.31), filed as Exhibit 10.02 to the registrant’s current report on Form 8-K filed on July 2, 2007.

10.33	Form of Warrant, dated as of June 28, 2007 (Included as Exhibit A of Exhibit 10.31), filed as Exhibit 10.03 to the registrant’s current report on Form 8-K filed on July 2, 2007.

10.34	Waiver Agreement, dated as of June 28, 2007, by and between the Company and HBK Master Fund L.P., filed as Exhibit 10.04 to the registrant’s current report on Form 8-K filed on July 2, 2007.

10.35#	Servicing Agreement, dated as of July 18, 2007, by and between the Company and Brooke Credit Corporation.

10.36#	Registration Rights Agreement, dated as of July 18, 2007, by and between the Company and Brooke Credit Corporation.

21.01**	Subsidiaries of Brooke Corporation, filed as Exhibit 21.01 to the registrant’s post-effective registration statement on Form S-3 (registration number 333-137949) filed on June 13, 2007.

23.01#	Consent of Summers, Spencer & Callison, CPAs.

23.02#	Consent of KPMG LLP with respect to audited financial statements included in the registrant’s Current Report on Form 8-K/A filed on March 16, 2007.

24.01#	Power of Attorney.

*	Indicates management contract or compensatory plan or arrangement.
**	Previously filed.
#	Filed herewith.

(b) Financial Statement Schedules:

The financial statement schedules are omitted because they are not required or are not applicable, or the required information is provided in the consolidated financial statements or notes thereto incorporated by reference in the prospectus.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Overland Park, State of Kansas on July 26, 2007.

Brooke Corporation
(Registrant)

Date: July 26, 2007	By:	/s/ Robert D. Orr
Robert D. Orr
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signatures appear below, hereby constitute and appoint Robert D. Orr, Leland D. Orr, or either of them, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 is signed by the following persons in the capacities and on the dates indicated.

Date: July 26, 2007	/s/ Robert D. Orr
Robert D. Orr, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors

Date: July 26, 2007	/s/ Leland G. Orr
Leland G. Orr, Chief Financial Officer (Principal Accounting and Financial Officer), Assistant Secretary and Vice Chairman of the Board of Directors

Date: July 26, 2007	/s/ John L. Allen
John L. Allen, Director

Date: July 26, 2007	/s/ Joe L. Barnes
Joe L. Barnes, Director

Date: July , 2007
Derrol D. Hubbard, Director

Date: July 26, 2007	/s/ Kyle L. Garst
Kyle L. Garst, Director

Date: July 26, 2007	/s/ Mitchell G. Holthus
Mitchell G. Holthus, Director

Exhibit Index

Exhibit Number	Description
3.01	Amendment and Restatement to the Articles of Incorporation filed on March 31, 2005 as Exhibit 3.1 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.02	Certificate of Amendment to and Restatement of the Bylaws filed as Exhibit 3.(ii) to the registrant’s current report on Form 8-K filed on February 1, 2005.

3.03	Certificate of Designation pertaining to the Series 2002A Convertible Preferred Stock filed with the Secretary of State of Kansas on January 25, 2002, filed on March 31, 2005 as Exhibit 3.3 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.04	Certificate of Designation pertaining to the Series 2002B Convertible Preferred Stock filed with the Secretary of State of Kansas on January 25, 2002, filed on March 31, 2005 as Exhibit 3.4 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.05	Certificate of Designation pertaining to the Series 2003 Convertible Preferred stock filed with the Secretary of State of Kansas on May 1, 2003, filed on March 31, 2005 as Exhibit 3.5 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

3.06	Certificate to Redesignate the Series 2003 Convertible Preferred Stock filed with the Secretary of State of Kansas on September 15, 2006, filed on September 19, 2006 as Exhibit 3.01 to the registrant’s current report on Form 8-K filed on September 19, 2006.

3.07	Certificate of Designations, Preferences and Rights of 13% Perpetual Convertible Preferred Stock Series 2006 filed with the Secretary of State of Kansas on September 15, 2006, filed on September 19, 2006 as Exhibit 4.01 to the registrant’s current report on Form 8-K filed on September 19, 2006.

3.08	Certificate of Correction to the Certificate of Designations, Preferences and Rights of 13% Perpetual Convertible Preferred Stock Series 2006 filed with the Secretary of State of Kansas on September 15, 2006, filed on September 19, 2006 as Exhibit 4.02 to the registrant’s current report on Form 8-K filed on September 19, 2006.

4.01	Form of Warrant, dated as of September 15, 2006, filed as Exhibit 10.03 to the registrant’s current report on Form 8-K filed on September 19, 2006.

5.01#	Opinion of Kutak Rock LLP.

10.01*	Brooke Corporation 2001 Compensatory Stock Option Plan filed as Exhibit 99.01 to the registrant’s registration statement on Form S-8 filed on February 26, 2002.

10.02*	Executive Employment Agreement between Brooke Corporation and Robert D. Orr filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.03*	Executive Employment Agreement between Brooke Corporation and Leland G. Orr filed as Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.04*	Executive Employment Agreement between Brooke Corporation and Anita F. Larson filed as Exhibit 10.3 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.05*	Executive Employment Agreement between Brooke Credit Corporation and Michael S. Lowry filed as Exhibit 10.4 to the registrant’s current report on Form 8-K filed on March 4, 2005.

10.06*	Executive Employment Agreement between Brooke Franchise Corporation and Shawn T. Lowry filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 1, 2005.

10.07*	Executive Employment Agreement between CJD & Associates, L.L.C. and Michael S. Hess (terminated December 31, 2006) filed as Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 1, 2005.

10.08*	Executive Employment Agreement between Brooke Franchise Corporation and Kyle L. Garst filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 30, 2005.

10.09	Note dated August 27, 2004 of Brooke Credit Funding, LLC to Autobahn Funding Company LLC relating to the Credit and Security Agreement filed on March 31, 2005 as Exhibit 10.13 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

10.10	Stock Purchase Agreement, dated January 23, 2006, between Brooke Corporation and Kansas City Life Insurance Company relating to Generations Bank filed as Exhibit 10 to the registrant’s current report on Form 8-K filed on January 26, 2006.

Exhibit Number	Description
10.11	Amended and Restated Credit and Security Agreement, dated as of August 29, 2006, among Brooke Credit Funding, LLC, as Borrower, Brooke Credit Corporation, as Seller and Subservicer, Brooke Corporation, as Master Agent Servicer and Performance Guarantor, Autobahn Funding Company LLC, as Lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as Agent, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on August 31, 2006.

10.12	Securities Purchase Agreement, dated as of September 15, 2006, by and between Brooke Corporation and HBK Master Fund L.P., filed as Exhibit 10.01 to the registrant’s current report on Form 8-K filed on September 19, 2006.

10.13	Registration Rights Agreement, dated as of September 15, 2006, by and between Brooke Corporation and HBK Master Fund L.P., filed as Exhibit 10.02 to the registrant’s current report on Form 8-K filed on September 19, 2006.

10.14	Receivables Financing Agreement, dated as of September 15, 2006, among Brooke Warehouse Funding, LLC, as Borrower, Brooke Credit Corporation, as Seller and Subservicer, and Fifth Third Bank, as Lender, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on September 21, 2006.

10.15	2006 Brooke Corporation Equity Incentive Plan, filed as Appendix B to the registrant’s definitive proxy statement filed on March 24, 2006.

10.16	Stock Purchase and Sale Agreement, dated as of October 6, 2006, by and between Brooke Corporation and First American Capital Corporation, filed as Exhibit 10.01 to the registrant’s current report on Form 8-K filed on October 10, 2006.

10.17**	Note and Warrant Purchase Agreement dated October 31, 2006 among Brooke Credit Corporation, Falcon Mezzanine Partners II, LP, FMP II Co-Investment, LLC, and JZ Equity Partners PLC relating to $45,000,000 Principal Amount Senior Secured Notes Due April 30, 2013, filed as Exhibit 10.17 to the registrant’s registration statement on Form S-1 (registration number 333-137949) filed on November 3, 2006.

10.18**	Brooke Credit Corporation Senior Secured Note dated October 31, 2006 issued to Falcon Mezzanine Partners II, LP, filed as Exhibit 10.18 to the registrant’s registration statement on Form S-1 (registration number 333-137949) filed on November 3, 2006.

10.19**	Brooke Credit Corporation Senior Secured Note dated October 31, 2006 issued to FMP II Co-Investment, LLC, filed as Exhibit 10.19 to the registrant’s registration statement on Form S-1 (registration number 333-137949) filed on November 3, 2006.

10.20**	Brooke Credit Corporation Senior Secured Note dated October 31, 2006 issued to JZ Equity Partners PLC, filed as Exhibit 10.20 to the registrant’s registration statement on Form S-1 (registration number 333-137949) filed on November 3, 2006.

10.21**	Brooke Credit Corporation Warrant dated as of October 31, 2006 issued to Falcon Mezzanine Partners II, LP, filed as Exhibit 10.21 to the registrant’s post-effective registration statement on Form S-1 (registration number 333-137949) filed on November 7, 2006.

10.22**	Brooke Credit Corporation Warrant dated as of October 31, 2006 issued to FMP II Co-Investment, LLC, filed as Exhibit 10.22 to the registrant’s post-effective registration statement on Form S-1 (registration number 333-137949) filed on November 7, 2006.

10.23**	Brooke Credit Corporation Warrant dated as of October 31, 2006 issued to JZ Equity Partners PLC, filed as Exhibit 10.23 to the registrant’s post-effective registration statement on Form S-1 (registration number 333-137949) filed on November 7, 2006.

10.24**	Security Agreement dated as of October 31, 2006 among Brooke Credit Corporation, FMP Agency Services, LLC and other parties thereto, filed as Exhibit 10.24 to the registrant’s registration statement on Form S-1 (registration number 333-137949) filed on November 3, 2006.

10.25	Amendment No. 1 to Receivables Financing Agreement, dated as of February 28, 2007, among Brooke Warehouse Funding, LLC, Brooke Credit Corporation, and Fifth Third Bank, filed as Exhibit 10.15 to the registrant’s annual report on Form 10-K filed on March 6, 2007.

10.26	Amendment dated November 17, 2006 between Brooke Corporation and Kansas City Life Insurance Company relating to the Stock Purchase Agreement dated January 23, 2006 regarding Generations Bank, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on November 21, 2006.

Exhibit Number	Description
10.27	Brokerage Agreement dated December 8, 2006 by and between CJD & Associates, L.L.C. and First Life Brokerage, Inc., filed as Exhibit 10.01 to the registrant’s current report on Form 8-K filed on December 11, 2006.

10.28	Agreement and Plan of Merger dated February 8, 2007 by and among Oakmont Acquisition Corp., Oakmont Kansas, Inc., Brooke Credit Corporation and Brooke Corporation, filed as Exhibit 2.1 to the registrant’s current report on Form 8-K filed on February 9, 2007.

10.29	Amended and Restated Receivables Financing Agreement dated March 30, 2007 among Brooke Acceptance Company 2007-1 LLC, Brooke Warehouse Funding, LLC, Brooke Credit Corporation and Fifth Third Bank, filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on April 5, 2007.

10.30	Amended and Restated Agreement and Plan of Merger dated April 30, 2007 among Oakmont Acquisition Corp., Brooke Credit Corporation and Brooke Corporation, filed as Exhibit 2.1 to the registrant’s current report on Form 8-K filed on May 4, 2007.

10.31	Securities Purchase Agreement, dated as of June 28, 2007, by and between the Company and the Purchasers identified therein, filed as Exhibit 10.01 to the registrant’s current report on Form 8-K filed on July 2, 2007.

10.32	Registration Rights Agreement, dated as of June 28, 2007, by and between the Company and the Purchasers identified therein (Included as Exhibit B of Exhibit 10.31), filed as Exhibit 10.02 to the registrant’s current report on Form 8-K filed on July 2, 2007.

10.33	Form of Warrant, dated as of June 28, 2007 (Included as Exhibit A of Exhibit 10.31), filed as Exhibit 10.03 to the registrant’s current report on Form 8-K filed on July 2, 2007.

10.34	Waiver Agreement, dated as of June 28, 2007, by and between the Company and HBK Master Fund L.P., filed as Exhibit 10.04 to the registrant’s current report on Form 8-K filed on July 2, 2007.

10.35#	Servicing Agreement, dated as of July 18, 2007, by and between the Company and Brooke Credit Corporation.

10.36#	Registration Rights Agreement, dated as of July 18, 2007, by and between the Company and Brooke Credit Corporation.

21.01**	Subsidiaries of Brooke Corporation, filed as Exhibit 21.01 to the registrant’s post-effective registration statement on Form S-3 (registration number 333-137949) filed on June 13, 2007.

23.01#	Consent of Summers, Spencer & Callison, CPAs.

23.02#	Consent of KPMG LLP with respect to audited financial statements included in the registrant’s Current Report on Form 8-K/A filed on March 16, 2007.

24.01#	Power of Attorney.

*	Indicates management contract or compensatory plan or arrangement.
**	Previously filed.
#	Filed herewith.